UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 23, 2012

First United Corporation

(Exact name of registrant as specified in its charter)

Maryland	0-14237	52-1380770
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(IRS Employer Identification No.)

19 South Second Street, Oakland, Maryland 21550

(Address of principal executive offices) (Zip Code)

(301) 334-9471

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.	Results of Operations and Financial Condition.

The information required by this Item is contained in Item 7.01 of this report, which is incorporated herein by reference.

Item 7.01.	Regulation FD Disclosure.

First United Corporation (the “Corporation”) announces that it expects to record a loan charge-off of approximately $9.0 million for the quarter ended March 31, 2012 related to a shared national credit for an ethanol plant located in western Pennsylvania. At December 31, 2011, the loan was classified as non-accrual and management had provided a specific allocation to the allowance for loan losses for this credit based on prior appraisals and the information available at year-end. Management’s decision to record the additional charge-off for the first quarter of 2012 resulted from a public auction of the ethanol plant by the trustee for the borrower’s bankruptcy estate that occurred on April 18, 2012. The bankruptcy trustee marketed the property for an extended period of time prior to the auction, and preliminary bid indications received during the first quarter of 2012 were much higher than the highest bid received at the auction.

The failure of the ethanol plant, and the borrower’s bankruptcy, resulted from the failure of a third party national petroleum company to perform its contractual obligations to the borrower. The Corporation is consulting with its legal counsel and legal counsel to the banking syndication to determine whether the Corporation and/or the syndication may have legal remedies against the borrower and/or the third party. Any recovery on the credit will be booked in future periods.

As a result of this and other charge-offs, including a charge-off of approximately $1.1 million on a participation loan for a hotel located in Hazelton, Pennsylvania, the Corporation expects to record $8.1 million in the provision for probable credit losses for the first quarter of 2012. This amount compares to $1.3 million recorded for the first quarter of 2011 and $3.2 million recorded for the quarter ended December 31, 2011. Coupled with the other factors affecting operations for the first quarter of 2012, the $8.1 million expense is expected to result in consolidated net loss attributable to common shareholders of $3.8 million for the first quarter of 2012. This compares to consolidated net income available to common shareholders of $.4 million for the fourth quarter of 2011 and $.6 million for the first quarter of 2011.

Total non-accrual loans at March 31, 2012 were $28.6 million, or 3.7% of the loan portfolio, compared to $38.2 million, or 4.1%, at December 31, 2011. Net charge-offs to average loans and the total allowance for loan losses as a percentage of total loans at March 31, 2012 were 4.49% and 1.88% as compared to 2.29% and .83% for the same time period in 2011. These changes are primarily due to the two large charge-offs discussed above and to the stabilization of the remaining loan portfolio.

The foregoing is intended to apprise investors only of the expected expense discussed above. It is not, and should not be construed as, a full discussion of the Corporation’s financial condition at March 31, 2012 or results of operations for the first quarter of 2012, which will be discussed in a subsequent earnings release and/or the Corporation’s next Quarterly Report on Form 10-Q.

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This report on Form 8-K contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but rather statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate”, “estimate”, “should”, “expect”, “believe”, “intend”, and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. These risks and uncertainties include, but are not limited to, changes in general economic, market, or business conditions; changes in the quality or composition of the investment portfolio; changes in laws or regulations or policies of federal and state regulators and agencies; and other circumstances beyond the control of the Corporation. Consequently, all of the forward-looking statements made in this report are qualified by these cautionary statements, and there can be no assurance that the actual results anticipated will be realized, or if substantially realized, will have the expected consequences on the Corporation’s business or operations. For a discussion of the risks and uncertainties to which the Corporation is subject, see the section of the periodic reports that the Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

The information contained in Item 2.02 and this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

FIRST UNITED CORPORATION

Dated: April 23, 2012	By:	/s/ Carissa L. Rodeheaver
Carissa L. Rodeheaver, Executive Vice President and Chief Financial Officer

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